Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board
QIAGEN N.V.:

We consent to the incorporation by reference in the registration statement (No. 333‑162052) on Form F-3 and the registration statements (Nos. 333-178035, 333-127393, 333-145171, 333-203220, and 333-217742) on Form S-8 of QIAGEN N.V. of our reports dated March 5, 2019, with respect to the consolidated balance sheets of QIAGEN N.V. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule as listed in Item 18 (A) (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20‑F of QIAGEN N.V.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers upon the adoption of Accounting Standards Codification Topic 606 - Revenue from Contracts with Customers.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Düsseldorf, Germany
March 5, 2019